Exhibit 99.1

WPX Energy, Inc. (NYSE:WPX) www.wpxenergy.com

DATE: May 2, 2018

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Reports 1Q 2018 Results

Solid execution in Delaware Basin distinguishes WPX

•                  1Q Delaware oil volumes climb 149% vs. year ago

•                  Marketing strategy drives peer-leading approach to Permian takeaway capacity

•                  Weather-related delays impacted 1Q Williston oil volumes by 3,500 bbl/d

•                  7-well Arikara pad had 30-day cumulative production of more than 406,000 Boe (81% oil)

•                  Recent Williston Mandan North well hits 24-hour high of 5,172 Boe/d (81% oil)

•                  Guiding to oil production of 76,000 bbl/d in 2Q; up 10,000 bbl/d from 1Q

TULSA, Okla. — Oil and NGL sales accounted for 96 percent of WPX Energy’s (NYSE:WPX) first-quarter 2018 total product revenue of $407 million following the divestitures of its San Juan Basin assets, concluding with the sale of its Gallup holdings in March.

WPX reported first-quarter oil volumes of 65,800 bbl/d from its two remaining basins led by 33,800 bbl/d in the Delaware Basin. Delaware oil volumes were 8 percent higher than the most recent quarter and 149 percent higher than a year ago.

Significant winter weather in the Williston Basin delayed the timing of first sales on the 7-well Arikara pad by roughly 50 days. This impacted first-quarter oil production by 3,500 bbl/d.

Once online, the Arikara wells showed strong results with cumulative volumes of more than 406,000 Boe after 30 days of initial production despite being choked back considerably due to takeaway limitations imposed by winter road restrictions.

The company expects overall second-quarter oil volumes to grow 16 percent to an average of 75,000-77,000 bbl/d. WPX’s expected oil growth in the second quarter essentially replaces the San Juan Gallup oil production in just one quarter.

The forecast is based on recent strong well performance in both of WPX’s basins. WPX completed 25 gross operated wells (24 net) in the Delaware Basin in the first quarter, including the 2-mile Quinn 37-36C 5H lateral that posted a 24-hour high of 3,843 Boe/d (73% oil) during initial production.

WPX reported an unaudited first-quarter 2018 net loss from continuing operations available to common shareholders of $30 million, or a loss of $0.07 per share on a diluted basis. The loss was driven by $69 million of net losses associated with its hedge book resulting from higher forward oil prices.

The adjusted net loss from continuing operations in first-quarter 2018 was $22 million, or a loss of $0.06 per share. A reconciliation accompanies this press release.

CEO PERSPECTIVE

“The market is seeing just how much infrastructure matters in the Permian, which we’ve articulated since we entered the basin three years ago with our RKI acquisition that included gas gathering and water systems,” says Rick Muncrief, WPX chairman and chief executive officer.

“We’re also witnessing impressive recoveries in the Williston Basin with record-setting wells that are among the best in the Lower 48, even though severe winter weather impacted some of our timing there. And we’re also adjusting our capital structure by proactively paying down debt, which transfers value to our equity holders.

“WPX is ideally and uniquely positioned to grow value on a per-share basis, especially as you take into account what our profitability and cash flow looks like on an unhedged basis. Our strategy is even more compelling against the backdrop of global demand growth for light sweet crude oil,” Muncrief added.

RECENT EVENTS

WPX closed the sale of its San Juan Basin Gallup holdings at the end of March for $700 million subject to closing adjustments.

WPX deployed the majority of the Gallup proceeds in April to redeem $500 million of its notes due in 2020 and 2022 through a cash tender process. The action is expected to save WPX more than $90 million in total interest expense from 2018-2021. After consideration of the tender, WPX’s next significant debt maturity does not occur until 2022.

Also subsequent to the close of the first quarter, WPX amended its credit facility resulting in an increase to total commitments from $1.2 billion to $1.5 billion; an increase to the borrowing base from $1.5 billion to $1.8 billion; and the maturity was extended to 2023.

WPX’s total liquidity at the close of business on May 1, 2018, was approximately $1.5 billion, including cash, cash equivalents and all of its available revolver capacity with the exception of $65 million in outstanding letters of credit.

DELAWARE BASIN HIGHLIGHTS

WPX’s Delaware production averaged 63.2 Mboe/d in first-quarter 2018, up 8 percent vs. fourth-quarter 2017 and 119 percent higher than the same period a year ago.

WPX had 25 wells with first sales in the basin during the first quarter, which was roughly double the number of completions in the first quarter a year ago. There were 15 completions in the Wolfcamp A interval, seven Wolfcamp X/Y wells, one well in the Wolfcamp B interval, one well in the Wolfcamp D interval, and a well in the Third Bone Spring.

Six long laterals on the Quinn pad are averaging more than 70 percent oil, with 24-hour highs averaging nearly 2,400 Boe/d during initial production. All six wells are in the Wolfcamp A interval. The Quinn wells have combined 60-day cumulative production of 610,000 Boe.

The four-well Boyd pad also is averaging more than 70 percent oil. The wells posted an average 24-hour high of nearly 2,200 Boe/d during initial production. The Boyd wells are 1-mile laterals with combined 60-day cumulative production of 325,000 Boe. Three Boyd wells are in the Wolfcamp X/Y interval. The other Boyd lateral is a Wolfcamp A well.

The first of two 200 MMcf/d cryogenic processing trains at the Reeves County gas plant is scheduled to be in service mid-year. The facility is part of WPX’s 50/50 joint venture with Howard Energy Partners. Volumes from the plant will flow to WhiteWater Midstream’s Agua Blanca pipeline that commenced commercial operations in April. WPX has a 20 percent stake in the ownership of the pipeline.

WPX’s takeaway strategy in the basin limits its exposure to Midland crude pricing to less than 5 percent in 2018 and 5-10 percent in 2019 while increasing its exposure to Gulf Coast and Brent pricing. Approximately 60 percent of WPX’s Delaware production is exposed to Gulf Coast and Brent pricing in 2018 and approximately 50 percent in 2019.

WILLISTON BASIN HIGHLIGHTS

Williston Basin production averaged 39.5 Mboe/d in first-quarter 2018, up 2 percent vs. the most recent quarter and 34 percent higher than the same period a year ago.

Subsequent to the close of the quarter, WPX posted its best ever 24-hour high in the Williston Basin. During initial production, the Mandan North 13-24HA lateral in the North Sunday Island area posted a high of 5,172 Boe/d (81% oil), with spot hourly rates exceeding 6,000 barrels of oil per day.

The new Mandan North well is one of 23 planned wells in WPX’s North Sunday Island area. WPX’s first two wells in the area — the Hidatsa North 14-23HX well and the Mandan North 13-24HW well — now have 180-day combined cumulative production of approximately 685,000 Boe (81% oil).

WPX completed 10 Williston wells during the first quarter, including three wells on the Big Horn pad in January and seven wells on the Arikara pad in March following a variety of weather-related challenges. The Arikara wells are part of the North Sunday Island development.

The best of the three Big Horn wells posted a 24-hour high of 2,427 Boe/d (81% oil). The seven Arikara wells had an average 24-hour high of roughly 3,100 Boe/d (81% oil) despite being choked back considerably. The Arikara 15-22HB posted the best 24-hour high, reaching 3,625 Boe/d (81% oil).

1Q FINANCIAL RESULTS

Quarterly oil sales grew 17 percent vs. the most recent quarter and 126 percent vs. the same period a year ago driven by higher average prices and production volumes.

Higher product revenues in first-quarter 2018 were offset by $69 million of net losses associated with WPX’s hedge book, resulting in the net loss from continuing operations of $30 million.

Lease operating expenses, general and administrative expenses, and interest expense all declined in first-quarter 2018 on a per-Boe basis vs. a year ago.

Adjusted EBITDAX (a non-GAAP financial measure) improved by 135 percent vs. a year ago to $200 million in first-quarter 2018. Reconciliations for non-GAAP financial measures are available in the tables that accompany this press release.

Over the past 12 months, WPX has increased unhedged adjusted EBITDAX 69 percent per Boe excluding the impact of its San Juan Basin operations that were divested.

The weighted average gross sales price — prior to revenue deductions — was $61.21 per barrel for oil, $2.73 for natural gas and $24.36 per barrel for NGL during first-quarter 2018.

Cash flow from operations in first-quarter 2018 was $145 million inclusive of hedge impact. As previously communicated, WPX’s oil hedging strategy for 2018 is designed to provide revenue assurance for the company’s capital program and deleveraging goals. First-quarter 2018 cash flow was 6.5 times higher than the same period a year ago.

1Q PRODUCTION

Total production volumes of 102.7 Mboe/d in first-quarter 2018 increased 6 percent vs. fourth-quarter 2017 and were 76 percent higher than the same period a year ago. Liquids volumes accounted for 79 percent of first-quarter 2018 production.

Oil volumes of 65,800 bbl/d were 2 percent higher than the most recent quarter and 69 percent higher vs. the same period a year ago, led by a 149 percent increase in the Delaware Basin over the past 12 months.

	1Q			4Q Sequential
Average Daily Production	2018	2017	Change	2017	Change
Oil (Mbbl/d)
Delaware Basin	33.8	13.6	149%	31.2	8%
Williston Basin	32.0	25.3	26%	33.1	-3%
Subtotal (Mbbl/d)	65.8	38.9	69%	64.3	2%

NGLs (Mbbl/d)
Delaware Basin	10.9	5.7	91%	9.8	11%
Williston Basin	4.0	2.1	90%	2.8	43%
Subtotal (Mbbl/d)	14.9	7.8	91%	12.6	18%

Natural gas (MMcf/d)
Delaware Basin	111	58	91%	105	5%
Williston Basin	21	12	75%	17	24%
Subtotal (MMcf/d)	132	70	89%	122	9%

Total Production (Mboe/d)	102.7	58.3	76%	97.3	6%

Note: 1Q 2017 figures do not include volumes associated with assets that have since been divested, including Appalachia and San Juan. The chart is a true apples-to-apples comparison that shows how WPX is developing its core properties.

WPX completed 36 gross operated wells (34 net) in its two core basins during first-quarter 2018 and participated in another two gross (1 net) non-operated wells in the Delaware Basin.

Capital spending during the first quarter was $349 million, including $13 million in midstream development expenses, $4.6 million in land purchases and $26.3 million in San Juan activity that is reimbursable to WPX in conjunction with the closing adjustments for the Gallup divestiture.

For the balance of 2018, WPX has 57,500 bbl/d of oil hedged at a weighted average price of $52.82 per barrel; 130,000 MMBtu/d of natural gas hedged at a weighted average price of $2.99 per MMBtu; and 12,100 bbl/d of NGL hedged. Hedge prices for NGL barrel components are included in the appendix of the webcast slide deck at www.wpxenergy.com.

For 2019, WPX has 34,000 bbl/d of oil hedged at a weighted average price of $52.30 per barrel and 50,000 MMBtu/d of natural gas hedged at a weighted average price of $2.88 per MMBtu.

THURSDAY WEBCAST

The company’s next webcast takes place on May 3 beginning at 10 a.m. Eastern. Investors are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

A limited number of phone lines also will be available at (833) 832-5123. International callers should dial (469) 565-9820. The conference identification code is 7996577.

FORM 10-Q

WPX plans to file its first-quarter 2018 Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on the SEC and WPX websites.

About WPX Energy, Inc.

WPX is an independent energy producer with core positions in the Permian and Williston basins. WPX’s production is approximately 80 percent oil/liquids and 20 percent natural gas. The company also has an emerging infrastructure portfolio in the Permian Basin. Visit www.wpxenergy.com for more information.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company.  Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas.  These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise.  WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise.  Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn:  Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2017					2018
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr
Revenues:
Product revenues:
Oil sales	$159	$194	$218	$308	$879	$360
Natural gas sales	17	16	13	21	67	17
Natural gas liquid sales	11	16	16	27	70	30
Total product revenues	187	226	247	356	1,016	407
Net gain (loss) on derivatives	203	116	(106)	(210)	3	(69)
Commodity management	5	8	4	8	25	36
Other	—	—	—	1	1	—
Total revenues	395	350	145	155	1,045	374

Costs and expenses:
Depreciation, depletion and amortization	113	141	133	155	542	161
Lease and facility operating	36	41	45	46	168	55
Gathering, processing and transportation (1)	5	6	5	8	24	18
Taxes other than income	13	19	19	28	79	30
Exploration	36	16	17	18	87	19
General and administrative	41	44	40	41	166	43
Commodity management	5	8	4	10	27	39
Net (gain) loss on sales of assets	(31)	(7)	(112)	(11)	(161)	1
Other-net	4	7	4	—	15	2
Total costs and expenses	222	275	155	295	947	368

Operating income (loss)	173	75	(10)	(140)	98	6

Interest expense	(47)	(46)	(48)	(47)	(188)	(46)
Loss on extinguishment of debt	—	—	(17)	—	(17)	—
Investment income and other	2	—	2	(1)	3	(1)

Income (loss) from continuing operations before income taxes	$128	$29	$(73)	$(188)	$(104)	$(41)
Provision (benefit) for income taxes (2)	33	(298)	305	(168)	(128)	(15)
Income (loss) from continuing operations	$95	$327	$(378)	$(20)	$24	$(26)
Income (loss) from discontinued operations (2)	(3)	(251)	232	(18)	(40)	(89)
Net income (loss)	$92	$76	$(146)	$(38)	$(16)	$(115)
Less: Dividends on preferred stock	4	4	3	4	15	4
Net income (loss) available to WPX Energy, Inc. common stockholders	$88	$72	$(149)	$(42)	$(31)	$(119)
Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$91	$323	$(381)	$(24)	$9	$(30)
Income (loss) from discontinued operations	(3)	(251)	232	(18)	(40)	(89)
Net income (loss)	$88	$72	$(149)	$(42)	$(31)	$(119)

(1)         Q1 2018 includes the impact of the application of ASC 606 with an offset to product revenues.

(2)         The allocation of the provision (benefit) for income taxes between continuing operations and discontinued operations for the second, third and fourth quarters of 2017 is preliminary and subject to change.

Summary of Production Volumes (1)
Oil (MBbls)	3,504	4,572	4,973	5,915	18,964	5,920
Natural gas (MMcf)	7,747	8,357	7,946	11,261	35,311	11,908
Natural gas liquids (MBbls)	706	959	829	1,162	3,656	1,340
Combined equivalent volumes (MBoe) (2)	5,501	6,923	7,126	8,954	28,505	9,245
Per day volumes
Oil (MBbls/d)	38.9	50.2	54.1	64.3	52.0	65.8
Natural gas (MMcf/d)	86	92	86	122	97	132
Natural gas liquids (MBbls/d)	7.8	10.5	9.0	12.6	10.0	14.9
Combined equivalent volumes (Mboe/d) (2)	61.1	76.1	77.5	97.3	78.1	102.7

(1)         Excludes activity classified as discontinued operations.

(2)         Mboe is converted using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit (1)
Oil (per barrel)	$45.32	$42.65	$43.74	$52.04	$46.36	$60.91
Natural gas (per Mcf)	$2.18	$1.90	$1.67	$1.82	$1.89	$1.44
Natural gas liquids (per barrel)	$16.31	$15.76	$19.28	$23.92	$19.26	$22.14

(1)         Excludes activity classified as discontinued operations.

Expenses per Boe (1)
Depreciation, depletion and amortization	$20.63	$20.26	$18.72	$17.34	$19.03	$17.38
Lease and facility operating	$6.57	$5.92	$6.29	$5.17	$5.90	$5.97
Gathering, processing and transportation	$0.94	$0.80	$0.76	$0.83	$0.83	$1.93
Taxes other than income	$2.41	$2.68	$2.77	$3.09	$2.78	$3.21
General and administrative	$7.38	$6.40	$5.62	$4.51	$5.80	$4.64
Interest expense	$8.46	$6.75	$6.66	$5.32	$6.61	$4.95

(1)         Excludes activity classified as discontinued operations.

WPX Energy, Inc.

Reconciliation of NON-GAAP Measures

(UNAUDITED)

	2017	2018
(Dollars in millions, except per share amounts)	1st Qtr	1st Qtr

Reconciliation of adjusted income (loss) from continuing operations available to common stockholders:
Income (loss) from continuing operations available to WPX Energy, Inc. common stockholders - reported	$91	$(30)
Pre-tax adjustments:
Impairments reported in exploration expense	$23	$—
Net (gain) loss on sales of assets	$(31)	$1
Unrealized MTM (gain) loss	$(208)	$14
Total pre-tax adjustments	$(216)	$15
Less tax effect for above items	$81	$(3)
Impact of state deferred tax rate change	$(6)	$(4)
Impact of state tax valuation allowance (annual effective tax rate method)	$(6)	$—
Total adjustments, after tax	$(147)	$8
Adjusted income (loss) from continuing operations available to common stockholders	$(56)	$(22)

Reconciliation of adjusted diluted income (loss) per common share:
Income (loss) from continuing operations - diluted earnings per share - reported	$0.23	$(0.07)
Impact of adjusted diluted weighted-average shares	$0.01	$—
Pretax adjustments (a):
Impairments reported in exploration expense	$0.06	$—
Net (gain) loss on sales of assets	$(0.08)	$—
Unrealized MTM (gain) loss	$(0.54)	$0.04
Total pretax adjustments	$(0.56)	$0.04
Less tax effect for above items	$0.20	$(0.02)
Impact of state tax rate change	$(0.01)	$(0.01)
Impact of state valuation allowance (annual effective tax rate method)	$(0.02)	$—
Total adjustments, after-tax	$(0.39)	$0.01
Adjusted diluted loss per common share	$(0.15)	$(0.06)
Reported diluted weighted-average shares (millions)	410.4	398.6
Effect of dilutive securities due to adjusted income (loss) from continuing operations available to common stockholders	(24.1)	—
Adjusted diluted weighted-average shares (millions)	386.3	398.6

(a) Per share impact is based on adjusted diluted weighted-average shares.

	2017					2018
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr
Reconciliation of Adjusted EBITDAX
Net income (loss) - reported	$92	$76	$(146)	$(38)	$(16)	$(115)
Interest expense	47	46	48	47	188	46
Provision (benefit) for income taxes	33	(298)	305	(168)	(128)	(15)
Depreciation, depletion and amortization	113	141	133	155	542	161
Exploration expenses	36	16	17	18	87	19
EBITDAX	321	(19)	357	14	673	96
Net (gain) loss on sales of assets	(31)	(7)	(112)	(11)	(161)	1
Loss on extinguishment of debt	—	—	17	—	17	—
Net (gain) loss on derivatives	(203)	(116)	106	210	(3)	69
Net cash received (paid) related to settlement of derivatives	(5)	14	14	(19)	4	(55)
(Income) loss from discontinued operations	3	251	(232)	18	40	89
Adjusted EBITDAX	$85	$123	$150	$212	$570	$200

WPX Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
	2018	2017
	(Millions, except per share amounts)
Revenues:
Product revenues:
Oil sales	$360	$159
Natural gas sales	17	17
Natural gas liquid sales	30	11
Total product revenues	407	187
Net gain (loss) on derivatives	(69)	203
Commodity management	36	5
Total revenues	374	395
Costs and expenses:
Depreciation, depletion and amortization	161	113
Lease and facility operating	55	36
Gathering, processing and transportation	18	5
Taxes other than income	30	13
Exploration	19	36
General and administrative (including equity-based compensation of $7 million for both periods)	43	41
Commodity management	39	5
Net (gain) loss on sales of assets	1	(31)
Other - net	2	4
Total costs and expenses	368	222

Operating income	6	173
Interest expense	(46)	(47)
Investment income and other	(1)	2
Income (loss) from continuing operations before income taxes	(41)	128
Provision (benefit) for income taxes	(15)	33
Income (loss) from continuing operations	(26)	95
Loss from discontinued operations	(89)	(3)
Net income (loss)	(115)	92
Less: Dividends on preferred stock	4	4
Net income (loss) available to WPX Energy, Inc. common stockholders	$(119)	$88

Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(30)	$91
Loss from discontinued operations	(89)	(3)
Net income (loss)	$(119)	$88

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.07)	$0.24
Loss from discontinued operations	(0.23)	(0.01)
Net income (loss)	$(0.30)	$0.23

Basic weighted-average shares	398.6	386.3

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.07)	$0.23
Loss from discontinued operations	(0.23)	(0.01)
Net income (loss)	$(0.30)	$0.22

Diluted weighted-average shares	398.6	410.4

WPX Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31, 2018	December 31, 2017
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$681	$189
Accounts receivable, net of allowance of $2 million as of March 31, 2018 and December 31, 2017	337	307
Derivative assets	82	36
Inventories	31	30
Assets classified as held for sale	—	811
Other	30	28
Total current assets	1,161	1,401
Investments	85	70
Properties and equipment (successful efforts method of accounting)	8,964	8,674
Less: Accumulated depreciation, depletion and amortization	(2,148)	(1,983)
Properties and equipment, net	6,816	6,691
Derivative assets	43	23
Other noncurrent assets	22	22
Total assets	$8,127	$8,207

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$522	$446
Accrued and other current liabilities	161	209
Liabilities associated with assets held for sale	—	20
Derivative liabilities	242	171
Total current liabilities	925	846
Deferred income taxes	74	117
Long-term debt, net	2,576	2,575
Derivative liabilities	74	65
Asset retirement obligations	33	32
Other noncurrent liabilities	439	445

Equity:
Stockholders’ equity:
Preferred stock (100 million shares authorized at $0.01 par value; 4.8 million shares outstanding at March 31, 2018 and December 31, 2017)	232	232
Common stock (2 billion shares authorized at $0.01 par value; 399.7 million shares and 398.3 million shares issued and outstanding at March 31, 2018 and December 31, 2017)	4	4
Additional paid-in-capital	7,473	7,479
Accumulated deficit	(3,703)	(3,588)
Total equity	4,006	4,127
Total liabilities and equity	$8,127	$8,207

WPX Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months ended March 31,
	2018	2017
	(Millions)
Operating Activities(a)
Net income (loss)	$(115)	$92
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	168	147
Deferred income tax (provision) benefit	(43)	30
Provision for impairment of properties and equipment (including certain exploration expenses)	20	38
Net (gain) loss on derivatives in continuing operations	69	(203)
Net settlements related to derivatives	(55)	(5)
Amortization of stock-based awards	8	7
Net (gain) loss on sales of assets	151	(35)
Cash provided (used) by operating assets and liabilities:
Accounts receivable	(21)	(14)
Inventories	(8)	2
Other current assets	6	2
Accounts payable	28	29
Federal income taxes receivable	—	12
Accrued and other current liabilities	(48)	(76)
Payments on liabilities accrued in prior years for retained transportation and gathering contracts related to discontinued operations	(10)	(11)
Other, including changes in other noncurrent assets and liabilities	(5)	7
Net cash provided by operating activities (a)	145	22

Investing Activities(a)
Capital expenditures(b)	(321)	(237)
Proceeds from sales of assets	699	8
Purchase of a business	—	(802)
Purchase of investments	(16)	—
Net cash provided by (used in) investing activities (a)	362	(1,031)

Financing Activities
Proceeds from common stock	1	671
Dividends paid on preferred stock	(4)	(4)
Borrowings on credit facility	138	—
Payments on credit facility	(138)	—
Taxes paid for shares withheld	(11)	(10)
Net cash provided by (used in) financing activities	(14)	657

Net increase (decrease) in cash and cash equivalents and restricted cash	493	(352)
Cash and cash equivalents and restricted cash at beginning of period	201	506
Cash and cash equivalents and restricted cash at end of period	$694	$154

(a) Amounts reflect continuing and discontinued operations unless otherwise noted.
(b) Increase to properties and equipment	$(349)	$(280)
Changes in related accounts payable and accounts receivable	28	43
Capital expenditures	$(321)	$(237)